Exhibit 4.4

THIRD SUPPLEMENTAL INDENTURE

THIRD SUPPLEMENTAL INDENTURE dated as of October 21, 2025 (this “Supplemental Indenture”), among Getty Images, Inc., a Delaware corporation (the “Company”), Getty Images Holdings, Inc., a Delaware corporation (the “Parent”), Getty Images News Services (PRC), Inc., a Delaware corporation (“Getty PRC”), Getty Images (Seattle), Inc., a Washington corporation (“Getty Seattle”), Getty Images (US), Inc., a New York corporation (“Getty US”, and together with the Parent, Getty PRC and Getty Seattle, the “Guarantors”) and Wilmington Trust, National Association, as trustee (the “Trustee”) under the Indenture referred to below.

W I T N E S S E T H

WHEREAS, each of the Company, Getty PRC, Getty US, Getty Seattle and the Trustee have executed and delivered the Indenture, dated as of February 19, 2019 (the “Indenture”) providing for the issuance from time to time of one or more series of debt securities of the Company;

WHEREAS, (i) each of the Company, Getty PRC, Getty US, Getty Seattle and the Trustee have executed and delivered the First Supplemental Indenture to the Indenture, dated as of February 19, 2019 (the “First Supplemental Indenture”), providing for the issuance of an aggregate principal amount of $300,000,000 of 9.750% Senior Notes due 2019 of the Company (the “Notes”) and the guarantee of such Notes issued under the Indenture by the Guarantors party thereto and (ii) each of the Company, the Parent and the Trustee have executed and delivered the Second Supplemental Indenture to the Indenture, dated as of March 29, 2023 (the “Second Supplemental Indenture”), providing for the Parent’s guarantee of the Notes issued under the Indenture (such guarantees collectively, the “Guarantees”);

WHEREAS, Section 9.2 of the Indenture provides that, subject to certain conditions, the Company, the Guarantors and the Trustee may amend, supplement or otherwise modify the Indenture, the Notes or the Guarantees with the consent of the Holders (as defined below) of at least a majority in aggregate principal amount of all the outstanding Notes issued under the Indenture (including consents obtained in connection with a purchase of, tender offer or exchange offer for, the Notes) (such consents, the “Requisite Consents”);

WHEREAS, the Company offered to exchange (the “Exchange Offer”), for up to $300,000,000 aggregate principal of newly issued 14.000% Senior Notes due 2028, any and all of the outstanding Notes, upon the terms and subject to the conditions set forth in the confidential offering memorandum and consent solicitation statement relating to the Exchange Offer, dated as of September 18, 2025 (the “Offering Memorandum”);

WHEREAS, in connection with the Exchange Offer, the Company also solicited the Requisite Consents (such solicitation, the “Consent Solicitation”) to certain proposed amendments to the Indenture set forth in Articles II and III of this Third Supplemental Indenture;

WHEREAS, at or prior to 5:00 p.m., New York City time, on October 17, 2025, the Company received the Requisite Consents pursuant to the Consent Solicitation;

WHEREAS, (i) the Company has satisfied all conditions precedent provided under the Indenture to enable the Company, the Guarantors and the Trustee to enter into this Third Supplemental Indenture, the execution and delivery of this Third Supplemental Indenture is authorized or permitted by the Indenture and all other conditions and requirements necessary to make this Third Supplemental Indenture, when duly executed and delivered, a valid, binding and enforceable agreement against the Company and the Guarantors in accordance with its terms have been performed and fulfilled, all as certified by an Officer’s Certificate delivered to the Trustee simultaneously with the execution and delivery of this Third Supplemental Indenture as contemplated by Sections 9.5 and 12.2 of the Indenture, and (ii) the Company has delivered to the Trustee simultaneously with the execution and delivery of this Third Supplemental Indenture an Officer’s Certificate and an Opinion of Counsel relating to this Third Supplemental Indenture as contemplated by Sections 9.5 and 12.2 of the Indenture;

WHEREAS, the Indenture provides pursuant to Section 9.5 that the Trustee will join the Company and the Guarantors in the execution of any amended or supplemental indenture authorized pursuant to Section 9.2 of the Indenture if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee;

WHEREAS, the Indenture provides pursuant to Section 9.3 that an amendment or waiver made pursuant to Section 9.2 thereof shall become effective upon receipt by the Company of the Requisite Consents, and the Requisite Consents have been so received ; and

WHEREAS, the board of directors of the Company and each Guarantor have authorized and approved the execution and delivery of this Third Supplemental Indenture.

NOW THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Company, the Guarantors and the Trustee mutually covenant and agree for the equal and ratable benefit of the holders of the Notes (the “Holders”) as follows:

ARTICLE I

DEFINITIONS

Section 1.1 Defined Terms. As used in this Third Supplemental Indenture, terms defined in the Indenture or in the preamble or recitals hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Third Supplemental Indenture refer to this Third Supplemental Indenture as a whole and not to any particular Section hereof.

ARTICLE II

CONSENTED AMENDMENTS

Section 2.1 Amendments to Certain Provisions of the Indenture.

(a) The Indenture is hereby amended to eliminate Section 3.2 (Reports and Other Information), Section 3.3 (Limitation on Incurrence of Indebtedness and Issuance of Disqualified Stock and Preferred Stock), Section 3.4 (Limitation on Restricted Payments), Section 3.5 (Liens), Section 3.6 (Dividend and Other Payment Restrictions Affecting Subsidiaries), Section 3.7 (Asset Sales), Section 3.8 (Transactions with Affiliates), Section 3.9 (Change of Control), Section 3.10 (Additional Guarantors), clauses (a)(iii), (a)(iv) and (a)(v) and paragraphs (b), (c), (d) and (e) of Section 4.1 (When the Company or Holdings May Merge or Otherwise Dispose of Assets), Article X (Guarantees) and Exhibit E (Form of Supplemental Indenture in Respect of Subsidiary Guarantees), and all references thereto contained in the Indenture, in their entirety, with such Sections and references having no further force or effect.

(b) The Indenture is hereby amended to eliminate Sections 6.1(iii), (iv), (v), (vi),(vii) and (viii) (Events of Default), and all references thereto contained in Section 6.1 and elsewhere in the Indenture, in their entirety, and the occurrence of the events described in Sections 6.1(iii), (iv), (v), (vi), (vii) and (viii) shall no longer constitute Events of Default.

(c) The failure to comply with the terms of any of the Sections of the Indenture set forth in clause (a) above shall no longer constitute a Default or an Event of Default under the Indenture and shall no longer have any other consequence under the Indenture.

(d) The Indenture is hereby amended to add the following provision as Section 12.18 to Article XII of the Indenture:

SECTION 12.18. Anti-Boycott.

(i) Each Holder, beneficial holder of the Notes and any affiliate of the foregoing persons (such persons, the “Subject Persons”) is prohibited from entering into or becoming subject to or bound by any boycott agreement, cooperation agreement, support agreement, lock-up agreement, coordination agreement or other similar agreement that restricts, limits, conditions or otherwise prohibits in any manner any Subject Person party thereto or otherwise bounds thereby from (i) purchasing or acquiring any newly- issued debt or securities issued by the Issuer or any of its affiliates (ii) making any loans to the Issuer or any of its affiliates, or (iii) transacting with the Issuer and its affiliates with respect to any existing Indebtedness of the Issuer and its affiliates, in the case of clauses (i), (ii) and (iii), from time to time after the date hereof (the “Boycott Agreement”). Moreover, any person that is party to or otherwise bound by a Boycott Agreement is prohibited from purchasing or otherwise acquiring the Notes.

(ii) Any Subject Person that enters into, becomes subject to or otherwise becomes bound by a Boycott Agreement (or if an affiliate thereof enters into, becomes subject to or otherwise becomes bound by a Boycott Agreement) shall be in breach of the Indenture and shall be liable to the Issuer for any damages at law or in equity that the Issuer and its affiliates may suffer as a result of such breach. Without prejudice to any remedies available to the Issuer, the Issuer may enforce the prohibition on Boycott Agreements through specific performance without the posting of any bond or otherwise.

(e) The Indenture is hereby amended to add the following provision as Section 2.20 to Article II of the Indenture:

SECTION 2.20. Transfer Restrictions.

(i) In no event may any Subject Person (a) transfer, offer, sell, contract to sell, assign, hypothecate, pledge, grant any option, right or warrant to purchase, or otherwise dispose of, or agree to dispose of, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position with respect to, directly or indirectly, any of the Notes, (b) enter into a transaction that would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of the Notes, whether any such transactions are to be settled by delivery of securities, in cash or otherwise, (c) engage in any “short sales” (as defined in Rule 200 promulgated under Regulation SHO under the Exchange Act, and all types of direct and indirect stock pledges, forward sale contracts, options, puts, calls, swaps and similar arrangements (including on a total return basis), and sales and other transactions through non-U.S. broker dealers or foreign regulated brokers) with respect to the Notes, or (d) publicly disclose the intention to take any of the foregoing actions or enter into any of the foregoing transactions.

(ii) For the avoidance of doubt, in no event shall this provision prevent or apply to transfers of the Notes to the Issuer, nor any such transfer with the consent of the Issuer.

(f) The Indenture is hereby amended to add the following provision as Section 12.19 to Article XII of the Indenture:

SECTION 12.19. Certain Veto Rights. The Issuer shall have the right to name one law firm (in addition to the existing counsel to the dealer manager and solicitation agent for the Exchange Offer and Consent Solicitation on the Closing Date) that the Noteholders shall be permitted to retain as legal counsel or any similar role in any respect whatsoever in connection with the Notes or any transactions or documentation related thereto and each Noteholder accepts that the Issuer shall have no obligation to reimburse the Noteholders for any services provided by any other counsel unless otherwise consented to by the Issuer.

(g) All definitions set forth in Section 1.1 (Definitions) of the Indenture that relate to defined terms used solely in the Sections deleted by this Third Supplemental Indenture are hereby deleted in their entirety.

(h) All references to Sections of the Indenture amended by this Third Supplemental Indenture shall be to such Sections as amended by this Third Supplemental Indenture.

Section 2.2 Release of Guarantees.

(a) Each of the Guarantors shall be fully and unconditionally released from its Guarantee and all references thereto, including through the terms: Guarantors, Guarantor Obligations and Guarantor Subsidiaries, contained in the Indenture, in their entirety, shall have no further force or effect.

ARTICLE III

AMENDMENTS TO THE NOTES

Section 3.1 Amendments to Notes. The Notes are hereby amended to delete all provisions inconsistent with the amendments to the Indenture effected by this Third Supplemental Indenture.

Section 3.2 Endorsement and Change of Form of Notes. Any Notes authenticated and delivered after the close of business on the date that this Third Supplemental Indenture becomes effective may, at the sole discretion of the Company, be affixed to, stamped, imprinted or otherwise legended, with a notation as follows:

“The majority of the restrictive covenants of the Company and certain of the Events of Default and other provisions have been eliminated, and certain provisions related to anti-boycott provisions, additional transfer restrictions and certain veto rights have been added, as provided in the Third Supplemental Indenture, dated as of October 21, 2025. Reference is hereby made to said Third Supplemental Indenture, copies of which are on file with the Trustee, for a description of the amendments made therein.”

ARTICLE IV

MISCELLANEOUS

Section 4.1 Effectiveness. The provisions of Article II and III of this Third Supplemental Indenture shall become effective immediately but shall not become operative until both (i) the Company pays the Total Consideration or the Exchange Consideration (each as defined in the Offering Memorandum), as applicable, as well as the Accrued Coupon Payment (as defined in the Offering Memorandum) to Holders who have validly tendered (and not validly withdrawn) Notes (along with the related consents) in accordance with the terms of the Offering Memorandum and (ii) the Company or counsel to the Company informs the Trustee in writing (which may be by e-mail) that the payments in clause (i) have been made.

Section 4.2 Ratification of Indenture; Third Supplemental Indenture Part of Indenture. Except as expressly amended and supplemented hereby, the Indenture is in all respects ratified and confirmed and all the terms, conditions and provisions thereof shall remain in full force and effect. This Third Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

Section 4.3 Governing Law. THIS THIRD SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW. EACH OF THE COMPANY, THE GUARANTORS AND THE TRUSTEE HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS THIRD SUPPLEMENTAL INDENTURE, THE INDENTURE, THE NOTES OR THE TRANSACTION CONTEMPLATED HEREBY.

Section 4.4 Severability. In case any provision in this Third Supplemental Indenture shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby and such provision shall be ineffective only to the extent of such invalidity, illegality or unenforceability.

Section 4.5 Trustee Makes No Representation. The Trustee makes no representation as to the validity or sufficiency of this Third Supplemental Indenture or for the recitals contained herein.

Section 4.6 The Trustee. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Third Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Company and the Guarantors and the rights, protections and indemnities afforded the Trustee under the Indenture shall apply to any action (or inaction) of the Trustee hereunder or in connection herewith. The Trustee is executing this Third Supplemental Indenture and performing hereunder solely in conclusive reliance on (i) the consents and direction of the consenting Holders who together constitute the Requisite Consents, (ii) the statements and representations of the Company hereunder and in the Officer’s Certificate and (iii) the Opinion of Counsel being delivered in connection herewith.

Section 4.7 Parties. Nothing expressed or mentioned herein is intended or shall be construed to give any Person, firm or corporation, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of this First Supplemental Indenture or the Indenture or any provision herein or therein contained.

Section 4.8 Further Assurances. The parties hereto will execute and deliver such further instruments and perform such further acts as may be reasonably required to carry out the intent and purpose of this Third Supplemental Indenture and the Indenture as supplemented.

Section 4.9 Counterparts.

(a) The parties hereto may sign any number of copies of this Third Supplemental Indenture. Each signed copy shall be an original, but all of them together represent the same agreement. The exchange of copies of this Third Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Third Supplemental Indenture as to the parties hereto and may be used in lieu of the original Third Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

(b) The words “execution,” “signed,” “signature,” and words of like import in this Third Supplemental Indenture shall include images of manually executed signatures transmitted by facsimile, email or other electronic format (including, without limitation, “pdf,” “tif” or “jpg”) and other electronic signatures (including, without limitation, DocuSign and AdobeSign). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code; provided that, notwithstanding anything herein to the contrary, the Trustee is not under any obligation to agree to accept electronic signatures in any form or in any format unless expressly agreed to by the Trustee pursuant to procedures approved by the Trustee.

Section 4.10 Effect of Headings. The headings of the Articles and the Sections in this Third Supplemental Indenture are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provisions hereof.

Section 4.11 Successors. All agreements of the Company and the Guarantors, as applicable, in this Third Supplemental Indenture shall bind its successors. All agreements of the Trustee in the Indenture shall bind its successors.

[Signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Third Supplemental Indenture to be duly executed as of the date and year first above written.

ISSUER:

GETTY IMAGES, INC.

By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	Senior Vice President, General Counsel & Corporate Secretary

GUARANTORS:

GETTY IMAGES HOLDINGS, INC.

By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	Senior Vice President, General Counsel & Corporate Secretary

GETTY IMAGES (SEATTLE), INC.

By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	Senior Vice President, General Counsel & Corporate Secretary

GETTY IMAGES (US), INC.

By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	Senior Vice President, General Counsel & Corporate Secretary

GETTY IMAGES NEWS SERVICES (PRC), INC.

By:	/s/ Kjelti Kellough
Name:	Kjelti Kellough
Title:	Senior Vice President, General Counsel & Corporate Secretary

TRUSTEE:

WILMINGTON TRUST, NATIONAL ASSOCIATION, as Trustee

By:	/s/ Barry D. Somrock
Name:	Barry D. Somrock
Title:	Vice President

[Signature Page to Third Supplemental Indenture]